PROSPECTUS SUPPLEMENT
(To Prospectus dated January 12, 2000)

                                Y50,000,000,000

                                     [LOGO]

                        TOYOTA MOTOR CREDIT CORPORATION
                             0.625% NOTES DUE 2003
                                ---------------

    Interest is payable on May 23 and November 23, commencing November 23, 2000. The notes will mature on May 23, 2003. The notes are not redeemable unless particular events occur involving United States taxation.

    Application has been made to list the notes on the Luxembourg Stock
Exchange.

                            ------------------------

                                                              PER NOTE         TOTAL
                                                              ---------   ---------------
Price to investors(1).......................................  99.8840%    Y49,942,000,000
Underwriting discount.......................................    .1875%        Y93,750,000
Proceeds to Toyota Motor Credit Corporation.................  99.6965%    Y49,848,250,000

(1) Plus accrued interest from May 23, 2000, if settlement occurs after that date.

    Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The notes will be ready for delivery in book-entry form only through The Depository Trust Company, the Euroclear System or Clearstream Banking, societe anonyme, on or about May 23, 2000.

                            ------------------------

NIKKO SALOMONSMITHBARNEY EUROPE                                NOMURA SECURITIES
DEUTSCHE BANK                                        GOLDMAN SACHS INTERNATIONAL
KOKUSAI EUROPE LIMITED                               MERRILL LYNCH INTERNATIONAL
TOKYO-MITSUBISHI INTERNATIONAL PLC                                   UBS WARBURG

                             ---------------------

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 11, 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------

                        PROSPECTUS SUPPLEMENT
Statement Regarding Forward-Looking Statements..............     S-4
Where You Can Find More Information.........................     S-4
Incorporation of Information Filed with the SEC.............     S-4
Selected Financial Information..............................     S-5
Capitalization..............................................     S-7
Currency Conversions and Foreign Exchange Risks.............     S-8
Description of the Notes....................................     S-9
United States Federal Taxation..............................    S-18
Underwriting................................................    S-22
Listing and General Information.............................    S-24
Annex I--Global Clearance, Settlement and Tax Documentation
  Procedures................................................    S-26

                         PROSPECTUS
Where You Can Find More Information.........................       3
Incorporation of Information Filed with the SEC.............       3
Toyota Motor Credit Corporation.............................       4
Use of Proceeds.............................................       4
Ratio of Earnings to Fixed Charges..........................       4
Description of Debt Securities..............................       5
Plan of Distribution........................................      11
Legal Matters...............................................      12
Experts.....................................................      12

    In this prospectus, "TMCC", "we", "us" and "our" refer specifically to Toyota Motor Credit Corporation. TMCC is the issuer of all of the notes offered under this prospectus supplement and the accompanying prospectus.

    If you want to find out more information about us, please see the sections in this prospectus supplement entitled "Where You Can Find More Information" and "Incorporation of Information Filed with the SEC."

    This document does not constitute an offer or invitation by or on behalf of TMCC or by any of the underwriters to purchase any of the notes. The distribution of this prospectus supplement and the accompanying prospectus and the offer or sale of the notes in particular jurisdictions may be restricted by law; persons into whose possession this prospectus supplement and the accompanying prospectus come are required by the underwriters and TMCC to inform themselves about and to observe any applicable restrictions. For a description of particular restrictions on offers and sales of the notes and the distribution of this prospectus supplement and the accompanying prospectus, see "Underwriting".

    You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. TMCC has not authorized anyone to make any representation in connection with the notes or to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. TMCC is offering to sell the notes, and seeking offers to buy the notes, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement and date of the accompanying prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sales of the notes.

    TMCC, having made all reasonable inquiries, confirms that this prospectus supplement and the accompanying prospectus are true and accurate in all material respects and are not misleading, that the opinions and intentions expressed herein are honestly held and that there are no other facts the omission of which make this prospectus supplement or the accompanying prospectus, including any information incorporated by reference herein, as a whole, or any of such information or the expression of any such opinions or intentions misleading. TMCC accepts responsibility accordingly.

    References in this prospectus supplement and the accompanying prospectus to "dollars", "$" and "U.S.$" are to United States dollars. References in this prospectus supplement to "Yen", "Y", and "Japanese Y" are to Japanese Yen.

                 STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus supplement and the accompanying prospectus and the documents incorporated by reference contain "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Exchange Act of 1934, as amended, relating to future events and TMCC's financial performance. The statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from the predictions.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports and other information with the United States Securities and Exchange Commission (the "SEC"). You may read and copy our SEC filings at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. You may also request copies of our SEC filings upon payment of a duplicating fee, by writing to the SEC's Public Reference Room. You may obtain information regarding the Public Reference
Room by calling the SEC at 1-800-SEC-0330. Copies of our SEC filings and other information may also be inspected at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York. Our electronic SEC filings are available on the Internet through the SEC's website at http://www.sec.gov.

    We have filed a registration statement with the SEC on Form S-3 under the Securities Act covering the notes which includes this prospectus supplement. For further information about us and the notes, you should refer to the registration statement and the exhibits. This prospectus supplement summarizes material provisions of agreements and other documents that we refer you to. However, because this prospectus supplement may not contain all the information you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to the registration statement.

                INCORPORATION OF INFORMATION FILED WITH THE SEC

    The SEC allows us to "incorporate by reference" the information filed with the SEC, which means:

    - incorporated documents are considered part of this prospectus supplement,

    - we can disclose important information to you by referring you to those documents, and

    - later information that we file with the SEC will automatically update and supersede this incorporated information.

    We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

    - annual report on Form 10-K for the year ended September 30, 1999,

    - quarterly report on Form 10-Q dated December 31, 1999, and

    - reports on Form 8-K for event dates January 12, 2000 and April 18, 2000.

    We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement until this offering is completed:

    - any reports filed under Sections 13(a) and (c) of the Exchange Act,

    - any reports filed under Section 14 of the Exchange Act, and

    - any reports filed under Section 15(d) of the Exchange Act.

    You should rely only on information contained or incorporated by reference in this prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

    You should assume that the information appearing in this prospectus supplement is accurate as of the date other than the date on the front of the documents. Our business, financial condition, results of operations and other information may have changed since that date.

    You may request a copy of any filings referred to above at no cost by contacting us at the following address: Toyota Motor Credit Corporation, 19001 South Western Avenue, Torrance, California 90509, United States; Attn: Treasury; telephone: (310) 787-1310.

    The business address of each director and TMCC's principal executive office is 19001 South Western Avenue, Torrance, California 90509, United States.

                         SELECTED FINANCIAL INFORMATION

    The following selected financial data for the five years ended
September 30, 1999 has been derived from financial statements examined by PricewaterhouseCoopers LLP, independent accountants, included in TMCC's Annual Reports on Form 10-K for the years ended September 30, 1999, 1998, 1997, 1996 and 1995. TMCC's selected financial data for the three months ended
December 31, 1999 and 1998 has been derived from TMCC's unaudited financial statements included in TMCC's Quarterly Report on Form 10-Q for the quarter ended December 31, 1999 which, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the data for the interim periods presented. The information for the three months ended December 31, 1999 is not necessarily indicative of the results that may be expected for the full fiscal year or any other interim period. TMCC's Annual Report on Form 10-K for the year ended September 30, 1999 and Quarterly Report for the quarter ended December 31, 1999 referred to above are among the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. TMCC's Annual Report on 10-K for the year ended September 30, 1999 and TMCC's Quarterly Report on Form 10-Q for the quarter ended December 31, 1999 are available for inspection and copies may be obtained free of charge from Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L1115 Luxembourg, the Luxembourg Paying Agent.

    The following information should be read in conjunction with TMCC's financial statements contained in those documents. See "Incorporation of Information Filed with the SEC".

                                               THREE MONTHS
                                                   ENDED
                                               DECEMBER 31,                    YEARS ENDED SEPTEMBER 30,
                                            -------------------   ----------------------------------------------------
                                              1999       1998       1999       1998       1997       1996       1995
                                            --------   --------   --------   --------   --------   --------   --------
                                                (UNAUDITED)                    (U.S. DOLLARS IN MILLIONS)
                                             (U.S. DOLLARS IN
                                                 MILLIONS)
INCOME STATEMENT DATA
FINANCING REVENUES:
  Leasing.................................  $   583    $   620    $ 2,397    $ 2,595    $ 2,730    $ 2,448    $ 1,904
  Retail financing........................      183        161        665        547        446        415        431
  Wholesale and other dealer financing....       31         24        103         98         89        109        121
                                            -------    -------    -------    -------    -------    -------    -------
  Total financing revenues................      797        805       3165      3,240      3,265      2,972      2,456
  Depreciation on leases..................      383        431       1664      1,681      1,781      1,620      1,232
  Interest expense........................      277        240        940        994        918        820        716
                                            -------    -------    -------    -------    -------    -------    -------
  Net financing revenues..................      137        134        561        565        566        532        508
  Insurance premiums earned and contract
    revenues..............................       34         28        122        112         97         86         76
  Investment and other income.............       22         24         69         79         66         41         30
                                            -------    -------    -------    -------    -------    -------    -------
  Net financing revenues and other
    revenues..............................      193        186        752        756        729        659        614
EXPENSES:
  Operating and administrative............       91         83        376        323        259        235        207
  Provision for credit losses.............       29         29         83        127        136        115         66
  Insurance losses and loss adjustment
    expenses..............................       18         15         63         55         51         49         41
                                            -------    -------    -------    -------    -------    -------    -------
    Total expenses........................      138        127        522        505        446        399        314
                                            -------    -------    -------    -------    -------    -------    -------
  Income before income taxes..............       55         59        230        251        283        260        300
  Provision for income taxes..............       23         24         98        107        121        108        117
                                            -------    -------    -------    -------    -------    -------    -------
    Net Income............................  $    32    $    35    $   132    $   144    $   162    $   152    $   183
                                            =======    =======    =======    =======    =======    =======    =======
BALANCE SHEET DATA
  Investment in operating leases, net.....  $ 8,426    $ 9,428    $ 8,605    $ 9,765    $10,257    $10,831    $ 8,148
  Finance receivables, net................   15,492     11,514     13,856     11,521      8,452      7,474      7,227
    Total assets..........................   25,572     24,264     24,578     23,225     19,830     19,309     16,225
  Notes and loans payable.................   19,265     18,942     18,565     17,597     14,745     15,014     12,696
  Accrued interest........................      142        143        161        176        213        226        190
  Accounts payable and accrued expenses...    1,383        796      1,096        995      1,072        474        857
  Deposits................................      192        234        201        240        248        248         59
  Income taxes payable....................       82         71         --         --         --         16         --
  Deferred income.........................      641        580        636        607        517        612         --
  Deferred income taxes...................    1,463      1,225      1,554      1,379        954        805        627
    Total liabilities.....................   23,168     21,991     22,213     20,994     17,749     17,395     14,429
  Capital stock (1).......................      915        915        915        915        915        915        865
  Retained earnings (2)...................    1,467      1,338      1,435      1,303      1,159        997        844
  Accumulated other comprehensive
    income................................       22         20         15         13          7          2         (1)
    Total shareholder's equity............    2,404      2,273      2,365      2,231      2,081      1,914      1,709
                                            -------    -------    -------    -------    -------    -------    -------
    Total liabilities and shareholder's
      equity..............................  $25,572    $24,264    $24,578    $23,225    $19,830    $19,309    $16,225
                                            =======    =======    =======    =======    =======    =======    =======
RATIO OF EARNINGS TO FIXED
  CHARGES (3).............................    1.20x      1.24x      1.24x      1.25x      1.31x      1.32x      1.42x

--------------------------
(1) $10,000 par value per share.

(2) TMCC has not paid any dividends to date.

(3) The ratio of earnings to fixed charges was computed by dividing (i) the sum of income before income taxes and fixed charges by (ii) fixed charges. Fixed charges consist primarily of interest expense net of the effect of noninterest-bearing advances. The ratio of earnings to fixed charges for TMCC's parent, Toyota Motor Sales, U.S.A., Inc. and subsidiaries was 1.89, 1.99, 1.92, 1.49 and 1.74 for the years ended September 30, 1999, 1998,
    1997, 1996 and 1995, respectively. As of December 31, 1999, TMCC has guaranteed payments of principal and interest on $155.5 million principal amount of bonds issued in connection with the manufacturing facilities of certain of its affiliates. In addition, as of December 31, 1999, TMCC has guaranteed $40 million principal amount of debt of a corporation partially owned by TMCC. TMCC has not incurred any fixed charges in connection with these guarantees and no amount is included in any ratio of earnings to fixed charges.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of TMCC at December 31, 1999:

                                                                  BALANCE AT       BALANCE AS
                                                              DECEMBER 31, 1999    ADJUSTED(3)
                                                              ------------------   -----------
                                                                 (U.S. DOLLARS IN MILLIONS)
Debt:(1)
  Notes and loans payable within one year, net(2)...........        $ 7,268          $ 7,281
  Notes and loans payable after one year, net...............         12,901           15,029
                                                                    -------          -------
Total debt..................................................        $20,169          $22,310
                                                                    -------          -------
  Shareholder's equity:
  Capital stock, $10,000 par value (100,000 shares
    authorized: 91,500 issued and outstanding at
    December 31, 1999 and as adjusted)(4)...................            915              915
  Retained earnings.........................................          1,467            1,467
                                                                    -------          -------
  Accumulated other comprehensive income....................             22               22
                                                                    -------          -------
Total shareholder's equity..................................          2,404            2,404
                                                                    -------          -------
Total capitalization........................................        $22,573          $24,714
                                                                    =======          =======

------------------------

(1) Amounts are quoted in U.S. dollars and include the effect of separate cross currency interest rate swap agreements effectively converting foreign currency notes into fixed U.S. dollar obligations at the respective cross currency interest rate swap agreement contract rates. See Note 4 of TMCC's December 31, 1999 Quarterly Report on Form 10-Q incorporated by reference into this prospectus supplement.

(2) Includes debt maturing within one year of December 31, 1999, commercial paper and extendible commercial notes.

(3) As adjusted to give effect to (i) the issuance of medium-term notes and bonds totaling U.S. $1,086,976,000 during the period January 1, 2000 through March 31, 2000, (ii) the maturity of medium-term notes and bonds totaling U.S. $1,221,820,000 during the period January 1, 2000 through March 31, 2000, (iii) the issuance of floating rate demand notes totaling U.S. $304,578,000 during the period January 1, 2000 through March 31, 2000,
    (iv) the maturity of floating rate demand notes totaling U.S. $61,385,000 during the period January 1, 2000 through March 31, 2000, (v) the net increase of commercial paper totaling U.S. $849,829,000 during the period January 1, 2000 through March 31, 2000, (vi) the net increase of extendible commercial notes totaling U.S. $72,393,000 during the period January 1, 2000 through March 31, 2000, (vii) euro medium-term notes issued on April 26, 2000 totaling U.S. $300,000,000, (viii) euro medium-term notes issued on May 10, 2000 totaling U.S. $92,000,000, and (ix) the notes offered hereby.

(4) Common shares. TMCC is authorized to issue only one class of shares of stock.

    There has been no material change in the consolidated capitalization of TMCC since December 31, 1999, except as described in footnote 3 above.

                CURRENCY CONVERSIONS AND FOREIGN EXCHANGE RISKS

CURRENCY CONVERSIONS/PAYMENTS ON THE NOTES

    Initial investors will be required to pay for the notes in Japanese
Yen. Salomon Brothers International Limited, as representative of the underwriters (the "Representative"), is prepared to arrange for the conversion of U.S. dollars into Yen to facilitate payment for the notes by U.S. purchasers. Each conversion will be made by the Representative on the terms and subject to the conditions, limitations and charges as the Representative may from time to time establish in accordance with its regular foreign exchange practices, and subject to United States laws and regulations. All costs of conversion will be borne by investors of the notes.

    Principal and interest payments in respect of the notes are payable by TMCC in Yen, but holders of beneficial interests in Global Notes (as defined below under "Description of the Notes") held through The Depository Trust Company (also known as DTC), other than Euroclear and Clearstream Banking, societe anonyme ("Clearstream, Luxembourg"), will receive payments in U.S. dollars unless they elect to receive payments in Yen. If a holder through DTC has not made such an election, payments to the holder will be converted to U.S. dollars by the Trustee (as defined below under "Description of the Notes"). All costs of conversion will be borne by the holder by deduction from the payments. The U.S. dollar amount of any payment in respect of principal or interest received by a holder not electing payment in Yen will be the amount of Yen otherwise payable exchanged into U.S. dollars at the Y/U.S.$ rate of exchange prevailing as at 11:00 a.m. (New York City time) on the day which is two Business Days (as defined below) prior to the relevant payment date, less any costs incurred by the Trustee for such conversion (to be shared pro rata among the holders of beneficial interests in the Global Notes accepting U.S. dollar payments in the proportion of their respective holdings), all in accordance with the Indenture (as defined below under "Description of the Notes").

    If an exchange rate bid quotation is not available, the Trustee will obtain a bid quotation from a leading foreign exchange bank in The City of New York selected by the Trustee for that purpose after consultation with TMCC. If no bid quotation from a leading foreign exchange bank is available, payment will be in Yen to the account or accounts specified by DTC to the Trustee. Until the account or accounts are so specified, the funds held by the Trustee will bear interest at the rate of interest quoted by the Trustee for deposits with it on an overnight basis to the extent that the Trustee is reasonably able to reinvest such funds.

    On or prior to the applicable Record Date (as defined below), the holder of a beneficial interest in the Global Notes held through a DTC Participant (as defined below under "Description of the Notes"), other than Euroclear or Clearstream, Luxembourg, may elect to receive payment or payments under a Global
Note in Yen by providing to that DTC Participant (1) notice of the holder's election to receive all or a portion of the payment in Yen, and (2) wire transfer instructions to a Japanese Yen account located in Japan. The DTC Participant must notify DTC of the holder's election and provide the wire transfer instructions to DTC (1) on or prior to the third New York Business Day (as defined below) after the Record Date for any payment of interest, and
(2) on or prior to the fifth New York Business Day after the Record Date for any payment of principal. DTC will notify the Trustee of an election and wire transfer instructions (1) on or prior to 5:00 p.m. New York City time on the seventh New York Business Day after the Record Date for any payment of interest, and (2) on or prior to 5:00 p.m. New York City time on the ninth New York Business Day after the Record Date for any payment of principal. If complete instructions are forwarded to DTC through DTC Participants and by DTC to the Trustee on or prior to such dates, such investor will receive payment in Yen outside DTC; otherwise, only U.S. dollar payments will be made by the Trustee to DTC. All costs of conversion will be borne by holders of beneficial interests in the Global Notes receiving U.S. dollars by deduction from those payments.

    The term "Business Day" means any day on which commercial banks and foreign exchange markets settle payments in The City of New York, Tokyo and London.

    The term "New York Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to close.

    The term "Record Date" with respect to payments of interest and principal on the notes means each May 3 and November 3.

    Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See "--Foreign Exchange Risks" below.

    As of May 11, 2000, the Y/U.S.$ rate of exchange was Y 109.90/U.S.$1.

FOREIGN EXCHANGE RISKS

    An investment in the notes, which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities (the "home currency"), entails significant risks not associated with a similar investment in a security denominated in the home currency. These include the possibility of:

    - significant changes in rates of exchange between the home currency and the Yen, and

    - the imposition or modification of foreign exchange controls with respect to the Yen.

    We have no control over a number of factors affecting this type of note, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, rates of exchange for certain currencies, including the Yen, have been highly volatile and this volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the notes. Depreciation of the Yen against the home currency could result in a decrease in the effective yield of the notes below the coupon rate, and in certain circumstances, could result in a loss to you on a home currency basis.

    This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the notes.

                            DESCRIPTION OF THE NOTES

    The notes will be issued as a separate series of debt securities under an indenture, dated as of August 1, 1991, as amended by the first supplemental indenture, dated as of October 1, 1991 (the "Indenture"), among TMCC, The Chase Manhattan Bank and Bankers Trust Company. The Chase Manhattan Bank will act as trustee for the notes (the "Trustee"). The following summary of certain provisions of the notes and of the Indenture does not contain all of the information which may be important to you. You should read all of the provisions of the Indenture carefully, including the definition of certain terms before you decide to invest in the notes.

    A copy of the Indenture has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. The noteholders are bound by, and are deemed to have notice of, the provisions of the Indenture and an Exchange Agreement setting forth particular terms and conditions of the notes (the "Exchange Agreement"). Copies of the Indenture and the Exchange Agreement will be available for inspection during usual business hours at the principal office of the Trustee and the Luxemburg Paying Agent. Capitalized terms used but not defined herein have the meanings given to them in the Indenture or the notes, as the case may be.

GENERAL

    The notes will be a separate series of debt securities issued under the Indenture and will be limited to Y50,000,000,000 aggregate principal amount and will mature at par on May 23, 2003. The notes will bear interest from May 23, 2000 at the rate shown on the front cover of this prospectus supplement, payable in equal semiannual installments on May 23 and November 23 in each year, beginning on November 23, 2000, to Holders of record on the preceding May 3 and November 3, respectively.

    Whenever it is necessary to compute any amount of accrued interest in respect of the notes for a period of less than one full year, other than with respect to regular semiannual interest payments, interest will be calculated on the basis of the actual number of days in the period and a year of 365 days.

    If a date for payment of principal or interest on the notes falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date the payment was due. No interest will accrue on any amounts payable for the period from and after the date for payment of principal or interest on the notes. For these purposes, "Business Day" means any day which is a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in: (a) the relevant place of payment; and (b) The City of New York, Tokyo and London.

    The notes will be unsecured general obligations of TMCC and will rank equally with all other unsecured and unsubordinated indebtedness of TMCC from time to time outstanding.

    Except as described below, the notes will not be subject to redemption before maturity, by a sinking fund or otherwise. We may not redeem the notes prior to maturity unless particular events occur involving U.S. taxation. See "--Redemption for Tax Reasons."

    The notes will be issued in denominations of Y1,000,000 and integral multiples of Y1,000,000.

PRESCRIPTION

    In the event that any money for the payment of principal or interest in respect of any notes remains unclaimed for one year after such principal or interest has become due and payable, then such amounts shall be paid to TMCC and all liability of the Trustee or any paying agent shall cease and any holder of such notes shall look only to TMCC for payment thereof; provided however, that the Trustee or the paying agent shall cause a notice to be published and specify a date upon which such principal or interest may be claimed prior to any repayment to TMCC.

GOVERNING LAW

    The Indenture and the notes are governed by, and shall be construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and performed in such State.

BOOK-ENTRY, DELIVERY AND FORM

    The information set out below in connection with DTC is subject to any change in or reinterpretation of the rules, regulations and procedures of DTC currently in effect. The information in this section concerning DTC has been obtained from sources that we believe to be reliable, but neither we nor any underwriter takes any responsibility for the accuracy of the information. Investors wishing to use the facilities of DTC are advised to confirm the applicability of the rules, regulations and procedures of DTC. Neither TMCC nor any other party to the Indenture will have any responsibility or liability for any aspect of the records relating to, or payments made on account of interests in the notes held through the facilities of DTC or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Each of the notes will initially be represented by beneficial interests in one or more fully registered permanent global notes (the "Global Notes") without interest coupons attached, which will be deposited on or about May 23, 2000 and registered in the name of Cede & Co., as nominee for DTC. The notes represented by the Global Notes will equal the aggregate principal amount of the notes outstanding at any time. Beneficial interests in Global Notes will be shown on, and transfers of Global Notes will be effected only through, records maintained by DTC and participants in DTC ("DTC Participants"). Except as described herein, certificates will not be issued in exchange for beneficial interests in Global Notes.

    Holders of beneficial interests in the Global Notes will receive all payments in Yen, except for holders through DTC (excluding Euroclear and Clearstream, Luxembourg) who will receive payments in U.S. dollars unless the holder affirmatively elects to receive payments in Yen. See "Currency Conversions and Foreign Exchange Risks" above.

    Owners of beneficial interests in Global Notes ("beneficial owners") will not be entitled to have notes registered in their names, and will not receive or be entitled to receive physical delivery of notes in definitive form ("Definitive Notes") representing individual notes. Except as provided below, beneficial owners will not be considered the owners or Holders of the notes under the Indenture, including for purposes of receiving any reports delivered by TMCC or the Trustee pursuant to the Indenture. Accordingly, each beneficial owner must rely on the procedures of DTC and, if such person is not a participant of DTC, on the procedures of the DTC Participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. TMCC understands that under existing industry practices, if TMCC requests any action of Holders or a beneficial owner desires to give or take any action which a Holder is entitled to give or take under the Indenture, DTC would authorize DTC Participants holding the relevant beneficial interests to give or take action and DTC Participants would authorize beneficial owners owning through DTC Participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to DTC Participants, by DTC Participants to Indirect DTC Participants, (as defined below), and by DTC Participants and Indirect DTC Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in Global Notes.

    Individual certificates in respect of notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with the notes or DTC ceases to be a clearing agency registered under the Exchange Act, and in each case we do not appoint a successor clearing system within 90 days after receiving notice from DTC or on becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of, transfer of or in exchange for book-entry interests in the notes represented by the Global Notes upon delivery of the Global Notes for cancellation.

    Subject to applicable law and the terms of the Indenture, TMCC, and any paying agent will treat the persons in whose names the Global Notes are registered, initially Cede & Co. (the "registered holder"), as owners of the notes for the purpose of receiving payments of principal and interest on the notes and for all other purposes whatsoever. Therefore, neither TMCC nor any paying agent has any direct responsibility or liability for the payment of principal of or interest on the notes to owners of beneficial interests in the Global Notes. All payments made by TMCC to the registered holders of Global Notes shall discharge the liability of TMCC under the notes to the extent of the sums paid.

CLEARING SYSTEMS

    The following is based on information furnished by DTC:

    DTC is a limited-purpose trust company organized under the laws of the state of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for DTC Participants and to facilitate the clearance and settlement of transactions between DTC Participants through computerized book-entry changes in DTC Participants' accounts, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and may in the future include certain other organizations. DTC is owned by a number of DTC Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly ("Indirect DTC Participants"). The rules applicable to DTC and DTC Participants are on file with the SEC.

    Purchases of notes under DTC's system must be made by or through DTC Participants, which will receive credit for the notes on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of DTC Participants and Indirect DTC Participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from DTC Participants or Indirect DTC Participants through which the beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of DTC Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except as provided above.

    To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the DTC Participants to whose accounts the notes are credited, which may or may not be the beneficial owners. DTC Participants will remain responsible for keeping account of their holdings on behalf of their customers and for forwarding all notices concerning the notes to their customers.

    Neither DTC nor Cede & Co. will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to TMCC as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those DTC Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

    So long as DTC, or its nominee, is a registered owner of the Global Notes, principal and interest payments on the notes will be made in immediately available funds to DTC. DTC's practice is to credit DTC Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depository's records, unless DTC has reason to believe that it will not receive payment on that date. Payments by DTC Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the DTC Participants and not of DTC, the Trustee or TMCC, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of TMCC or the Trustee. Disbursement of payments to DTC Participants will be DTC's responsibility, and disbursement of payments to the beneficial owners will be the responsibility of DTC Participants and Indirect DTC Participants.

    DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to TMCC or the Trustee. Under those circumstances, if a successor securities depository is not obtained, notes in certificated form are required to be printed and delivered.

    DTC's management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed Participants and other members of the financial community that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames. However, DTC's ability to properly perform its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others.

    According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

CLEARSTREAM, LUXEMBOURG. Clearstream Banking, societe anonyme, 67 Bd Grande-Duchesse Charlotte, L-2967 Luxembourg, was incorporated in 1970 as "Cedel S.A.", a company with limited liability under Luxembourg law (a societe anonyme). Cedel S.A. subsequently changed its name to Cedelbank. On January 10, 2000, Cedelbank's parent company, Cedel International, societe anonyme ("CI") merged its clearing, settlement and custody business with that of Deutsche Borse Clearing AG ("DBC"). The merger involved the transfer by CI of substantially all of its assets and liabilities (including its shares in Cedelbank) to a new Luxembourg company, New Cedel International, societe anonyme ("New CI"), which is 50% owned by CI and 50% owned by DBC's parent company Deutsche Borse AG. The shareholders of these two entities are banks, securities dealers and financial institutions. CI currently has 92 shareholders, including U.S. financial institutions or their subsidiaries. No single entity may own more than 5 percent of CI's stock.

    Further to the merger, the Board of Directors of New CI decided to rename the companies in the group in order to give them a cohesive brand name. The new brand name that was chosen is "Clearstream". With effect from January 14, 2000 New CI has been renamed "Clearstream International, societe anonyme". On January 18, 2000, Clearstream, Luxembourg was renamed

"Clearstream Banking, societe anonyme", and Cedel Global Services was renamed "Clearstream Services, societe anonyme".

    On January 17, 2000 DBC was renamed "Clearstream Banking AG". This means that there are now two entities in the corporate group headed by Clearstream International which share the name "Clearstream Banking", the entity previously named "Clearstream, Luxembourg" and the entity previously named "Deutsche Borse Clearing AG".

    Clearstream, Luxembourg holds securities for Clearstream, Luxembourg participants ("Clearstream, Luxembourg Participants") and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream, Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depository, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream, Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include these underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant either directly or indirectly.

    Distributions with respect to notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures, to the extent received by Clearstream, Luxembourg.

EUROCLEAR. Euroclear was created in 1968 to hold securities for Euroclear participants ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

    The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

    Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Euroclear Terms and Conditions"). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Euroclear Terms and

Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

    Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Operator and by Euroclear.

    Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream, Luxembourg and Euroclear, they are not under any obligation to perform or continue to perform the procedures and the procedures may be discontinued at any time.

    So long as DTC or its nominee is the registered holder of the Global Notes, DTC, will be considered the sole owner or holder of the notes represented by the Global Notes for all purposes under the notes. Payments of principal, interest and additional amounts, if any, in respect of the Global Notes will be made to DTC, as the registered holder of the notes. None of TMCC, any agent or any underwriter or any affiliate of any of the above or any person by whom any of the above is "controlled" (as that term is defined in the Securities Act) will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to any beneficial ownership interests.

    Holders of book-entry interests in the notes through DTC will receive, to the extent received by DTC from the Trustee, all distributions of principal and interest with respect to book-entry interests in the notes from the Trustee through DTC. Distributions in the United States will be subject to relevant U.S. tax laws and regulations. Interest on the notes (other than interest on redemption) will be paid to the Holder shown on the register on the Record Date.

    The laws of some states of the United States require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer interests in the Global Notes to such persons will be limited. Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect DTC Participants, the ability of a person having an interest in DTC to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of that interest.

    The holdings of book-entry interests in the notes through DTC will be reflected in the book-entry accounts of each such institution. Interests in the Global Notes will be in uncertificated book-entry form.

    TMCC may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, notes in certificated form will be printed and delivered.

FURTHER ISSUES

    We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes ranking equally with the notes in all respects, or in all respects except for (1) the payment of interest accruing prior to the issue date of any further notes or (2) the first payment of interest following the issue date of any further notes. Further notes may be consolidated and form a single series with the notes and have the same terms as to status, redemption or otherwise as the notes.

PAYMENT OF ADDITIONAL AMOUNTS

    We will pay to the Holder of any note who is a non-United States person (as defined below) additional amounts ("Additional Amounts") necessary in order that every net payment in respect of the principal, premium, if any, or interest, if any, on the note, after deduction or withholding by TMCC or any paying agent for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority, will not be less than the amount provided for in the note to be then due and payable before any deduction or withholding for or on account of any such tax, assessment or governmental charge. The foregoing obligation to pay Additional Amounts will not apply to:

(a) any tax, assessment or other governmental charge which would not have been so imposed but for:

    - the existence of any present or former connection between the Holder (or a fiduciary, settlor, beneficiary, member or shareholder of, or Holder of a power over, the Holder, if the Holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, the Holder (or the fiduciary, settlor, beneficiary, member, shareholder of, or holder of a power) being or having been a citizen or resident or treated as a resident or being or having been engaged in a trade or business therein or being or having been present therein or having or having had a permanent establishment therein, or

    - the Holder's present or former status as a personal holding company or foreign personal holding company or controlled foreign corporation for United States federal income tax purposes or corporation which accumulates earnings to avoid United States federal income tax;

(b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the Holder of the note for payment on a date more than 10 days after the date on which the payment became due and payable or the date on which payment is duly provided for, whichever occurs later;

(c) any estate, inheritance, gift, sales, transfer, personal property or excise tax or any similar tax, assessment or governmental charge;

(d) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments in respect of principal of, premium, if any, or interest, if any, on any note;

(e) any tax, assessment or other governmental charge imposed on interest received by a Holder or beneficial owner of a note who actually or constructively owns 10% or more of the total combined voting power of all classes of stock of TMCC entitled to vote within the meaning of Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended;

(f) any tax, assessment or other governmental charge imposed as a result of the failure to comply with:

    - certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the note, if such compliance is required by statute, or by regulation of the United States Treasury Department, as a precondition to relief or exemption from such tax, assessment or other governmental charge (including backup withholding), or

    - any other certification, information, documentation, reporting or other similar requirements under United States income tax laws or regulations that would establish entitlement to otherwise applicable relief or exemption from such tax, assessment or other governmental charge;

(g) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of the principal of, premium, if any, or interest, if any, on any note, if such payment can be made without such withholding by at least one other paying agent; or

(h) any combination of items (a), (b), (c), (d), (e), (f) or (g);

nor will Additional Amounts be paid to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of the note to the extent a settlor or beneficiary with respect to the fiduciary or a member of such partnership or a beneficial owner of the note would not have been entitled to payment of Additional Amounts had the beneficiary, settlor, member or beneficial owner been the Holder of the note.

    The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading below "--Redemption for Tax Reasons", TMCC will not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

    As used under this heading "Payment of Additional Amounts" and under the headings "--Redemption for Tax Reasons" and "United States Federal Taxation--Tax Consequences to Non-United States Persons", the term "United States" means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction. "United States person" has the meaning set forth in "United States Federal Taxation--Tax Consequences to United States Persons" and "non-United States person" has the meaning set forth in "United States Federal Income Taxation--Tax Consequences to Non-United States Persons" below.

REDEMPTION FOR TAX REASONS

    If as a result of any change in or amendment to the laws (including any regulations or rulings promulgated thereunder) of the United States or any political subdivision thereof or therein affecting taxation, any change in the official application or interpretation of such laws, including any official proposal for such a change, amendment or change in the application or interpretation of such laws, which change, amendment, application or interpretation is announced or becomes effective after the date of this prospectus supplement or which proposal is made after that date, as a result of any action taken by any taxing authority of the United States which action is taken or becomes generally known after such date, or any commencement of a proceeding in a court of competent jurisdiction in the United States after that date, whether or not such action was taken or such proceeding was brought with respect to TMCC, there is, in that case, in the written opinion of independent legal counsel of recognized standing to TMCC, a material increase in the probability that TMCC has or may become obligated to pay Additional Amounts (as described above under "Payment of Additional Amounts"), and TMCC in its business judgment, determines that the obligation cannot be avoided by the use of reasonable measures available to it, not including assignment of the notes, the notes may be redeemed, as a whole but not in part, at TMCC's option at any time thereafter, upon notice to the Trustee and the Holders of the notes in accordance with the provisions of the Indenture at a redemption price equal to 100% of the principal amount of the notes to be redeemed together with accrued interest to the date fixed for redemption.

NOTICES

    Notices to Holders of the notes will be published in authorized daily newspapers in The City of New York, in London, and, so long as the notes are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in The City of New York in THE WALL STREET JOURNAL, in London in the FINANCIAL TIMES, and in Luxembourg in the LUXEMBURGER WORT. Any notice given pursuant to these provisions will be deemed to have been given on the date of publication or, if published more than once, on the date first published.

                         UNITED STATES FEDERAL TAXATION

    The following summary describes the material United States federal income and certain United States estate tax consequences of ownership and disposition of the notes. This summary provides general information only and is directed solely to original holders purchasing notes at the "issue price", that is, the first price to the public at which a substantial amount of the notes in an issue is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended to the date of this prospectus supplement (the "Code"), existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only notes held as capital assets within the meaning of
Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, persons holding notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction or persons who have ceased to be United States citizens or to be taxed as resident aliens. Persons considering the purchase of notes should consult their tax advisors with regard to the application of the United States federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

TAX CONSEQUENCES TO UNITED STATES PERSONS

    For purposes of the following discussion, "United States person" means a beneficial owner of a note that is for United States federal income tax purposes:

    - a citizen or resident of the United States,

    - a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,

    - an estate the income of which is subject to United States federal income taxation regardless of its source, or

    - a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and (2) one or more United States persons have the authority to control all substantial decisions of that trust.

    PAYMENTS OF INTEREST

    Interest on a note will generally be taxable to a United States person as ordinary interest income at the time it is accrued or is received in accordance with the United States person's method of accounting for tax purposes. A United States person who uses the cash method of accounting for tax purposes and receives a payment of interest in Yen will be required to include in income the United States dollar value of the Yen determined on the date the payment is received. No foreign exchange gain or loss will be realized with respect to the receipt of the interest payment, but foreign currency gain or loss may be realized upon the later disposition of any Yen received. A United States person on the accrual method of accounting will be required to include in income the United States dollar value of the amount of interest that has accrued and is otherwise required to be taken into account with respect to a note during an accrual period. The United States dollar value of any accrued income will be determined by translating the interest income at the average exchange rate for the interest accrual period or, in the case of accrual periods that span two taxable years, for the partial period within the taxable year. Alternatively, a taxpayer who has made an election relating to all debt instruments held by it, may translate the accrued interest into United States dollars at the spot rate in effect on the last day of that accrual period. A United States person on the accrual method of accounting may also recognize foreign currency gain or loss upon receipt of a payment of accrued interest. The exchange gain or loss will be measured by the difference between (1) the United States dollar equivalent of the interest received translated at the spot rate in effect on the date of payment, and (2) the United States dollar equivalent of the accrued interest income translated at the exchange rates used to include that accrued interest in income.

    SALE, EXCHANGE OR RETIREMENT OF THE NOTES

    Upon the sale, exchange or retirement of a note, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the United States person's adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to interest on the note that has not previously been included in income, which will be includable as interest as described under "--Payments of Interest" above. A United States person's adjusted tax basis in a note will generally equal the United States dollar value of the Yen paid for the note.

    In general, gain or loss realized on the sale, exchange or redemption of a note will be capital gain or loss, except to the extent the gain or loss is attributable to fluctuations in the exchange rate between the Yen and the United States dollar, which is treated as ordinary income or loss. Such exchange gain or loss will equal the difference between the United States dollar value of the amounts received in payment of the note or upon its transfer, and the United States dollar value of the principal amount of the note, determined on the date the United States person acquired the note. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on a note, and to payments of proceeds of the sale or redemption of a note, to certain non-corporate United States persons. TMCC, its agent, a broker, or any paying agent, as the case may be, will be required to withhold from any payment a tax equal to 31 percent of such payment if the United States person fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, fails to certify that such United States person is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a United States person may be credited against that United States person's United States federal income tax and may entitle that United States person to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

TAX CONSEQUENCES TO NON-UNITED STATES PERSONS

    As used herein, the term "non-United States person" means an owner of a note that is, for United States federal income tax purposes:

    - a nonresident alien individual,

    - a foreign corporation,

    - a nonresident alien fiduciary of a foreign estate or trust, or

    - a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

    INCOME AND WITHHOLDING TAX

Subject to the discussion of backup withholding below:

    (a) payments of principal and interest on a note that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax provided that: (i) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of TMCC entitled to vote, (ii) the beneficial owner is not a controlled foreign corporation that is related, directly or indirectly, to TMCC through stock ownership, and (iii) either the beneficial owner of the note or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding a note on behalf of such beneficial owner timely files a statement with the withholding agent to the effect that the beneficial owner of the note is not a United States person (the "Statement").
           The Statement requirement in paragraph (a) above will be satisfied if
       (i) the beneficial owner of a note, under penalty of perjury, certifies as provided on Internal Revenue Service ("IRS") Form W-8BEN (or successor form) and any Financial Institution holding the note on behalf of the beneficial owner makes the appropriate certifications on IRS Form W-8IMY (or successor form) and files such form (together with any required documentation, including, where applicable, a copy of the beneficial owner's duly completed and executed IRS Form W-8BEN) with the withholding agent and (ii) none of the persons receiving an IRS Form W-8BEN has actual knowledge that the beneficial owner is a United States person. Under current law, foreign partnerships holding notes may file IRS Form W8-BEN with the withholding agent. However, for interest and disposition proceeds paid with respect to a note after December 31, 2000, foreign partnerships will generally be required to provide the withholding agent with a duly completed and executed IRS Form W-8IMY (together with any required documentation, including, where applicable, IRS Forms W-8BEN duly completed and executed by the partners of such foreign partnerships).

    (b) a non-United States person will not be subject to United States federal withholding tax on any gain realized on the sale, exchange or other disposition of a note unless (i) the gain is effectively connected with the beneficial owner's trade or business in the United States or,
       (ii) in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or other disposition occurs and certain other conditions are met; and

    (c) a note owned by an individual who at the time of death is not, for United States estate tax purposes, a citizen or resident of the United States generally will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of TMCC's stock entitled to vote and, at the time of such individual's death the income on the note would not have been effectively connected with a United States trade or business of the individual.

    If a non-United States person holding a note is engaged in a trade or business in the United States, and if interest on the note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the holder, although exempt from the withholding tax discussed above, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a United States person. In order to obtain the portfolio interest exemption from withholding tax described in paragraph (a) above, such a holder will be required to file with the withholding agent a duly completed and executed IRS Form W-8ECI (or successor form). In addition, if a holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, a note will be included in the effectively connected earnings and profits of such holder if such interest or gain, as the case may be, is effectively connected with the conduct by such holder of a trade or business in the United States.

    Until December 31, 2000, non-United States persons may use the old IRS Forms W-8 and 4224 instead of the new IRS Forms W-8BEN, W-8IMY and W-8ECI to secure the exemption from withholding tax discussed above. Non-United States persons should consult their tax advisors to determine whether to use the old or new IRS forms in connection with the notes.

    Each holder of a note should be aware that if it does not properly provide the required IRS form, or if the IRS form or, if permissible, a copy of such form, is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the note may be subject to United States withholding tax at a 30% rate and the holder, including the beneficial owner, will not be entitled to any Additional Amounts from TMCC described under the heading "Description of Notes--Payment of Additional Amounts" with respect to that tax. Such tax, however, may in certain circumstances be allowed as a refund or as a credit against such holder's United States federal income tax. The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to foreign holders of the notes. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of notes.

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    Under current Treasury Regulations, backup withholding (imposed at the rate of 31%) will not apply to payments made by TMCC or a paying agent to a non-United States person in respect of a note if the Statement requirement described above is satisfied, provided that TMCC or the paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

    Under current Treasury Regulations, payments of the proceeds from the sale, exchange or other disposition of a note made to or through a foreign office of a broker (including a custodian, nominee or other agent acting on behalf of the beneficial owner of a note) generally will not be subject to information reporting or backup withholding. However, if the broker is a United States person, a controlled foreign corporation for United States federal tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or in the case of payments made after December 31, 2000, a foreign partnership with certain connections with the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies, under penalties of perjury that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

    Non-United States persons holding notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder's United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

    Interest on a note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

    The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

                                  UNDERWRITING

    Under the terms and subject to the conditions set forth in a purchase agreement, dated May 11, 2000 (the "Purchase Agreement"), the underwriters named below (the "Underwriters"), have severally agreed to purchase, and TMCC has agreed to sell to them, severally, the respective principal amount of notes set forth opposite their respective names below:

                     UNDERWRITER                        PRINCIPAL AMOUNT OF NOTES
                     -----------                        -------------------------
Salomon Brothers International Limited*...............           Y23,500,000,000
Nomura International plc..............................            23,500,000,000
Deutsche Bank AG London...............................               500,000,000
Goldman Sachs International...........................               500,000,000
Kokusai Europe Limited................................               500,000,000
Merrill Lynch International...........................               500,000,000
Tokyo-Mitsubishi International plc....................               500,000,000
UBS AG, acting through its financial services group
  UBS Warburg.........................................               500,000,000
                                                         -----------------------
      Total...........................................           Y50,000,000,000
                                                         =======================

    * The Nikko Securities Co., Ltd. and Citigroup Inc. have established a series of business alliances in respect of Japan related activities.
        Salomon Brothers International Limited is authorized to conduct Japan related business under the name Nikko SalomonSmithBarney Europe.

    The Purchase Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all the notes if any are taken.

    The initial public offering price of the notes is 99.884% and the underwriting discounts and commissions are .1875%. The Underwriters will receive underwriting discounts and commissions of Y93,750,000 in connection with sales of the notes.

    The Underwriters may allow, and dealers may reallow, a discount not in excess of 99.884% of the principal amount of notes to certain other dealers. After the initial public offering of the notes, the public offering price and other selling terms may from time to time be varied by the Underwriters.

    TMCC estimates expenses of $200,000 associated with the offering of the notes.

    Application has been made to list the notes on the Luxembourg Stock
Exchange.

    In order to facilitate the offering of the notes, Salomon Brothers International Limited ("Nikko SalomonSmithBarney Europe") or its affiliates may engage in transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. Nikko SalomonSmithBarney Europe may bid for and purchase notes in the open market. Nikko SalomonSmithBarney Europe may reclaim selling concessions allowed to an underwriter or dealer for distributing notes in this offering if Nikko SalomonSmithBarney Europe repurchases previously distributed notes in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. Nikko SalomonSmithBarney Europe is not required to engage in these activities and may end any of these activities at any time.

    Neither TMCC nor the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither TMCC nor the Underwriters makes any representation that the transactions will be engaged in or that the transactions, once commenced, will not be discontinued without notice.

    It is expected that delivery of the notes will be made against payment therefor on or about May 23, 2000, which is the eighth business day following the date hereof. Rule 15c6-1 of the SEC under the Exchange Act generally requires trades in the secondary market to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof will be required, by virtue of the fact that the notes initially will settle eight business days after the date hereof, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. It is suggested that purchasers of notes who wish to trade notes on the date hereof consult their own advisors.

    TMCC has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments the Underwriters may be required to make in respect of these liabilities.

    Certain of the Underwriters and their affiliates engage in transactions with, and perform services for TMCC and TMCC's affiliates in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with TMCC and TMCC's affiliates.

    The notes will not have an established trading market when issued. There can be no assurance of a secondary market for the notes or the continued liquidity of such market if one develops. It is not anticipated that the notes will be listed on any securities exchange other than the Luxembourg Stock Exchange.

    Each of the Underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and in a manner that will not impose any obligations on TMCC except as set forth in the Purchase Agreement.

    In particular, each Underwriter has represented and agreed that:

    (i) it has not offered or sold and, prior to the expiry of the period of six months from the issue date of the notes, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

    (ii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the notes to a person who is of a kind described in Article 11(3) of Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom such document may otherwise lawfully be issued or passed on;

    (iii) it has complied and will comply with all applicable provisions of the FSA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom; and

    (iv) the notes have not been and will not be registered under the Securities and Exchange Law of Japan (the "Securities and Exchange Law"). Each Underwriter severally agrees that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

                        LISTING AND GENERAL INFORMATION

LISTING

    Application has been made to list the notes on the Luxembourg Stock Exchange. In connection with the listing application, TMCC's articles of incorporation and the bylaws and a legal notice relating to the issuance of the notes (the "Listing Notice") will be deposited prior to listing with the Registrar of the District Court of Luxembourg (GREFFIER EN CHEF DU TRIBUNAL D'ARRONDISSEMENT DE ET A LUXEMBOURG), where those documents will be available for inspection and where copies may be obtained upon request. Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L1115 Luxembourg (the "Luxembourg Listing Agent") will act as intermediary between the Luxembourg Stock Exchange and TMCC and the Holders of the notes.

    So long as the notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, notices to all Holders of notes will also be published in a leading daily newspaper having general circulation in Luxembourg (which is expected to be the LUXEMBURGER WORT). In addition, if Definitive Notes are issued, notices will be mailed to the addresses of Holders as they appear in the register maintained by the Trustee prior to any mailing. Any notices will be deemed to have been given on the date of publication or mailing.

    The notes have been assigned Euroclear and Clearstream, Luxembourg Common Code No. 011167543, International Security Identification Number (ISIN) US892332AK39 and CUSIP No. 892332 AK 3.

PAYING AGENT

    Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L1115 Luxembourg (the "Luxembourg Paying Agent"), has been appointed to act, if Definitive Notes are issued, as paying agent in Luxembourg in relation to those notes. If Definitive Notes are issued, TMCC will maintain a paying agent in Luxembourg for as long as any notes are listed on the Luxembourg Stock Exchange. Payments in respect of Definitive Notes may be made at the offices of the Luxembourg Paying Agent.

TRANSFER AGENT

    Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L1115 Luxembourg, has been appointed to act, if Definitive Notes are issued, as transfer agent in Luxembourg in relation to those notes. TMCC will maintain a transfer agent in Luxembourg in relation to any Definitive Notes for as long as any of the notes are listed on the Luxembourg Stock Exchange. Any change in the transfer agent will be published in a leading daily newspaper having general circulation in Luxembourg (which is expected to be the LUXEMBURGER WORT).

AUTHORIZATION

    The issue of the notes was authorized by a resolution dated October 22, 1999 of TMCC's Executive Committee of the Board of Directors.

DOCUMENTS AVAILABLE FOR COLLECTION AND INSPECTION

    For so long as any notes remain outstanding, copies of TMCC's (1) articles of incorporation and bylaws, and (2) most recent annual report and quarterly interim reports and any other report filed with the United States Securities and Exchange Commission will be available for collection without charge from the Luxembourg Paying Agent, the Luxembourg Listing Agent and TMCC's principal office. In addition, copies of the Purchase Agreement, the Indenture and the Exchange Agreement will be available for collection or inspection (free of charge) at the offices of each of the Luxembourg Paying Agent, the Luxembourg Listing Agent and TMCC's principal office, at the addresses listed on page S-29 of this prospectus supplement. Additionally, for so long as any notes are outstanding, copies of the Listing Notice, this prospectus supplement and the accompanying prospectus will also be available for collection or inspection (free of charge) at the office of the Luxembourg Listing Agent.

LITIGATION

    Neither TMCC nor any of its subsidiaries are involved in, nor are there any, legal or arbitration proceedings pending or threatened of which TMCC is aware, which may have or have had during the 12 months prior to the date hereof a material effect on the financial position of TMCC and its subsidiaries on a consolidated basis.

MATERIAL CHANGE

    There has been no material adverse change in TMCC's financial position or operation of TMCC and its subsidiaries considered as a whole since
September 30, 1999, except as disclosed in TMCC's Quarterly Report on Form 10-Q incorporated by reference in this prospectus supplement.

                                    ANNEX I
         GLOBAL CLEARANCE, SETTLEMENT AND TAX DOCUMENTATION PROCEDURES

    Except in certain circumstances, the globally offered notes (the "Global Securities") will be available only in book-entry form. Investors in Global Securities may hold the Global Securities through DTC, Clearstream, Luxembourg or Euroclear. The Global Securities will be tradeable as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle in same-day funds.

    Secondary market trading between investors holding Global Securities through Clearstream, Luxembourg and Euroclear will be conducted in the ordinary way in accordance with their normal rules and operating procedures and in accordance with conventional eurobond practice (i.e., seven calendar day settlement). Secondary market trading between investors holding Global Securities through DTC will be conducted according to the rules and procedures applicable to U.S. corporate debt obligations. Secondary cross-market trading between Clearstream, Luxembourg or Euroclear and DTC Participants holding securities will be effected on a delivery-against-payment basis through relevant depositories of Clearstream, Luxembourg and Euroclear (in that capacity) and as DTC Participants.

    Non-United States persons (as defined below) holding Global Securities will be subject to U.S. withholding taxes unless such holders meet certain requirements and deliver appropriate U.S. tax documents to the securities clearing organizations or their participants.

INITIAL SETTLEMENT

    All Global Securities will be held in book-entry form by DTC in the name of Cede & Co. as nominee of DTC. Investors' interests in the Global Securities will be represented through financial institutions acting on their behalf as Direct and Indirect Participants in DTC. As a result, Clearstream, Luxembourg and Euroclear will hold positions on behalf of their participants through the depositories, which in turn will hold such positions in accounts as DTC Participants.

    Investors electing to hold their Global Securities through DTC will follow DTC settlement practice. Investor securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date. Investors electing to hold their Global Securities through Clearstream, Luxembourg or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no "lock-up" or restricted period. Global Securities will be credited to securities custody accounts on the settlement date against payment in same-day funds.

SECONDARY MARKET TRADING

    Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

TRADING BETWEEN DTC PARTICIPANTS. Secondary market trading between DTC Participants will be settled using the procedures applicable to prior corporate debt securities issues in same-day funds.

TRADING BETWEEN CLEARSTREAM, LUXEMBOURG AND/OR EUROCLEAR PARTICIPANTS. Secondary market trading between Clearstream, Luxembourg Participants or Euroclear Participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

TRADING BETWEEN DTC SELLER AND CLEARSTREAM, LUXEMBOURG OR EUROCLEAR PARTICIPANTS. When Global Securities are to be transferred from the account of a DTC Participant to the account of a Clearstream, Luxembourg Participant or a Euroclear Participant, the purchaser will send instructions to Clearstream, Luxembourg or Euroclear through a Clearstream, Luxembourg Participant or Euroclear Participant at least one business day prior to settlement. Clearstream, Luxembourg or Euroclear will instruct the respective depository, as the case may be, to receive the Global Securities against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment date to and excluding the settlement date, on the basis of actual number of days in such accrual period and a year assumed to consist of 360 days. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by the respective depository to the DTC Participant's account against delivery of the Global Securities. After settlement has been completed the Global Securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Clearstream, Luxembourg Participant's or Euroclear Participant's account. The securities credit will appear the next day (European time) and the cash debt will be back-valued to, and the interest on the Global Securities will accrue from, the value date (which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the Clearstream, Luxembourg or Euroclear cash debt will be valued instead as of the actual settlement date.

    Clearstream, Luxembourg Participants and Euroclear Participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream, Luxembourg or Euroclear. Under this approach, they may take on credit exposure to Clearstream, Luxembourg or Euroclear until the Global Securities are credited to their accounts one day later.

    As an alternative, if Clearstream, Luxembourg or Euroclear has extended a line of credit to them, Clearstream, Luxembourg Participants or Euroclear Participants can elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Clearstream, Luxembourg Participants or Euroclear Participants, purchasing Global Securities would incur overdraft charges for one day, assuming they clear the overdraft when the Global Securities are credited to their accounts. However, interest on the Global Securities would accrue from the value date. Therefore, in many cases the investment income on the Global Securities earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each Clearstream, Luxembourg Participant's or Euroclear Participant's particular cost of funds.

    Since the settlement is taking place during New York business hours, DTC Participants can employ their usual procedures for sending Global Securities to the respective European depository for the benefit of Clearstream, Luxembourg Participants or Euroclear Participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC Participants a cross-market transaction will settle no differently than a trade between two DTC Participants.

TRADING BETWEEN CLEARSTREAM, LUXEMBOURG OR EUROCLEAR SELLER AND DTC PURCHASER. Due to time zone differences in their favor, Clearstream, Luxembourg Participants and Euroclear Participants may employ their customary procedures for transactions in which Global Securities are to be transferred by the respective clearing system, through the respective Depository, to a DTC Participant. The seller will send instructions to Clearstream, Luxembourg or Euroclear through a Clearstream, Luxembourg Participant or Euroclear Participant at least one business day prior to settlement. In these cases, Clearstream, Luxembourg or Euroclear will instruct the relevant depository, as appropriate, to deliver the Global Securities to the DTC Participant's account against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment to and excluding the settlement date on the basis of the actual number of days in such accrual period and a year assumed to consist of 360 days. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. The payment will then be reflected in the account of the Clearstream, Luxembourg Participant or Euroclear Participant the following day, and receipt of the cash proceeds in the Clearstream, Luxembourg Participant's or Euroclear Participant's account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). Should the Clearstream, Luxembourg Participant or Euroclear Participant have a line of credit with its respective clearing system and elect to be in debt in anticipation of receipt of the sale proceeds in its account, the back valuation will extinguish any overdraft incurred over that one-day period. If settlement is not completed on the intended value date (i.e., the trade fails) receipt of the cash proceeds in the Clearstream, Luxembourg Participant's or Euroclear Participant's account would instead be valued as of the actual settlement date.

    Finally, day traders that use Clearstream, Luxembourg or Euroclear and that purchase Global Securities from DTC Participants for delivery to Clearstream, Luxembourg Participants or Euroclear Participants should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

    (a) borrowing through Clearstream, Luxembourg or Euroclear for one day (until the purchase side of the day trade is reflected in their Clearstream, Luxembourg or Euroclear accounts) in accordance with the clearing system's customary procedures;

    (b) borrowing the Global Securities in the U.S. from a DTC Participant no later than one day prior to settlement, which would give the Global Securities sufficient time to be reflected in their Clearstream, Luxembourg or Euroclear account in order to settle the sale side of the trade; or

    (c) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC Participant is at least one day prior to the value date for the sale to the Clearstream, Luxembourg Participant or Euroclear Participant.

CERTAIN U.S. FEDERAL INCOME TAX DOCUMENTATION REQUIREMENTS

    A beneficial owner of Global Securities holding securities through Clearstream, Luxembourg, Euroclear or DTC will be subject to the 30% U.S. withholding tax that generally applies to payments of interest (including original issue discount) on registered debt issued by United States persons, unless (i) each clearing system, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business in the chain of intermediaries between such beneficial owner and the U.S. entity required to withhold tax complies with applicable certification requirements and
(ii) such beneficial owner takes one of the following steps to obtain an exemption or reduced tax rate:

EXEMPTION FOR NON-UNITED STATES PERSONS (FORM W-8BEN). Beneficial owners of Global Securities that are non-United States persons can obtain a complete exemption from the withholding tax by filing a signed Form W-8BEN. If the information shown on Form W-8BEN changes, a new Form W-8BEN must be filed within 30 days of such change.

EXEMPTION FOR NON-UNITED STATES PERSONS WITH EFFECTIVELY CONNECTED INCOME (FORM W8-ECI). A non-United States person, including a non-United States corporation or bank with a U.S. branch, for which the interest income is effectively connected with its conduct of a trade or business in the United States, can obtain an exemption from the withholding tax by filing Form W8-ECI.

EXEMPTION FOR UNITED STATES PERSONS (FORM W-9). United States persons will be subject to United States federal income tax as described under the heading "United States Federal Taxation" above. However, United States persons can avoid backup withholding tax by filing Form W-9.

U.S. FEDERAL INCOME TAX REPORTING PROCEDURE. The certificate owner of a Global Security or the certificate owner's agent must submit the appropriate form periodically to the person through whom it holds the certificate (the clearing agency, in the case of persons holding directly on the books of the clearing agency).

    As used in the foregoing discussion, the terms "United States person" and "non-United States person" have the meanings given under the heading "United States Federal Taxation" above.

                              PRINCIPAL OFFICE OF
                        TOYOTA MOTOR CREDIT CORPORATION

                        Toyota Motor Credit Corporation
                           19001 South Western Avenue
                           Torrance, California 90509

                                    TRUSTEE

                            The Chase Manhattan Bank
                        450 West 33rd Street, 15th Floor
                            New York, New York 10001

                      LUXEMBOURG PAYING AND TRANSFER AGENT
                             (FOR DEFINITIVE NOTES)

                         Deutsche Bank Luxembourg S.A.
                          2 Boulevard Konrad Adenauer
                                L1115 Luxembourg

                               (VISITING ADDRESS)
                          14 Boulevard F.D. Roosevelt
                                L2450 Luxembourg

                            LUXEMBOURG LISTING AGENT

                         Deutsche Bank Luxembourg S.A.
                          2 Boulevard Konrad Adenauer
                                L1115 Luxembourg

                                                             LEGAL ADVISOR TO
                                                      TOYOTA MOTOR CREDIT CORPORATION
                                                         (AS TO UNITED STATES LAW)
                                                            Alan F. Cohen, Esq.
                                                              General Counsel
                                                      Toyota Motor Credit Corporation
                                                        19001 South Western Avenue
              LEGAL ADVISORS TO                         Torrance, California 90509
              THE UNDERWRITERS
          (AS TO UNITED STATES LAW)
            O'Melveny & Myers LLP
      400 South Hope Street, 15th Floor
        Los Angeles, California 90071

PROSPECTUS

                                     [LOGO]

                        TOYOTA MOTOR CREDIT CORPORATION

                                DEBT SECURITIES

                               ------------------

    By this prospectus, we may offer from time to time up to $4,621,060,000 of our senior unsecured debt securities or an equivalent amount in U.S. dollars if any securities are denominated in a currency other than U.S. dollars. When we offer debt securities, we will provide you with a prospectus supplement describing the specific terms of the securities. You should read this information carefully before you invest.

    The debt securities:

    - will be in one or more series;

    - will be offered in amounts, at prices, in currencies and on terms to be agreed upon by us and the purchasers;

    - will be issued in amounts, with maturities, interest rates and offering prices set forth in a prospectus supplement; and

    - will be sold by us through agents, to or through underwriters or dealers, or directly to purchasers.

    IF THE TERMS OF PARTICULAR DEBT SECURITIES DESCRIBED IN A PROSPECTUS SUPPLEMENT ARE DIFFERENT FROM THOSE DESCRIBED IN THIS PROSPECTUS, YOU SHOULD RELY ON THE INFORMATION IN THE PROSPECTUS SUPPLEMENT.

    This prospectus may not be used to complete sales of debt securities unless accompanied by a prospectus supplement.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS JANUARY 12, 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Where You Can Find More Information.........................         3

Incorporation of Information Filed with the SEC.............         3

Toyota Motor Credit Corporation.............................         4

Use of Proceeds.............................................         4

Ratio of Earnings to Fixed Charges..........................         4

Description of Debt Securities..............................         5

Plan of Distribution........................................        11

Legal Matters...............................................        12

Experts.....................................................        12

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports and other information with the SEC. You may read and copy our SEC filings at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., and at the SEC's public reference rooms in New York, New York, and Chicago, Illinois. You may also request copies of our SEC filings by writing to the SEC's Public Reference Room and paying a duplicating fee. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect copies of our SEC filings and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York. Our electronic SEC filings are available on the Internet through the SEC's website at http://www.sec.gov.

    We have filed a registration statement with the SEC on Form S-3 under the Securities Act of 1933 covering the debt securities which includes this prospectus. For further information about us and the debt securities, you should refer to the registration statement and the exhibits. This prospectus summarizes material provisions of agreements and other documents that we refer you to. However, because the prospectus may not contain all the information you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to the registration statement.

                INCORPORATION OF INFORMATION FILED WITH THE SEC

    The SEC allows us to "incorporate by reference" the information we file with the SEC, which means:

    - incorporated documents are considered part of this prospectus;

    - we can disclose important information to you by referring you to those documents; and

    - later information that we file with the SEC will automatically update and supersede the incorporated information.

    We incorporate by reference the annual report on Form 10-K for the year ended September 30, 1999 which was filed with the SEC under the Exchange Act of 1934.

    We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until the offering of the debt securities is completed or after the date of the initial registration statement and before the effectiveness of the registration statement:

    - any reports filed under Sections 13(a) and (c) of the Exchange Act;

    - any reports filed under Section 14 of the Exchange Act; and

    - any reports filed under Section 15(d) of the Exchange Act.

    You should rely only on information contained or incorporated by reference in this prospectus or any supplement we provide to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the debt securities in any jurisdiction where the offer or sale is not permitted.

    You should not assume that the information appearing in this prospectus or any supplement is accurate as of any date other than the date on the front of the documents. Our business, financial condition, results of operations and other information may have changed since that date.

    You may request a copy of any filings referred to above at no cost by contacting us at the following address: Toyota Motor Credit Corporation, 19001 South Western Avenue, Torrance, California 90509; Attn: Treasury; telephone:
(310) 787-1310.

                        TOYOTA MOTOR CREDIT CORPORATION

    Toyota Motor Credit Corporation provides retail and wholesale financing, retail leasing and certain other financial services to authorized Toyota and Lexus vehicle and Toyota industrial equipment dealers and their customers in the United States (excluding Hawaii) and the Commonwealth of Puerto Rico. TMCC is a wholly owned subsidiary of Toyota Motor Sales, U.S.A., Inc., which is primarily engaged in the wholesale distribution of automobiles, light trucks, industrial equipment and related replacement parts and accessories throughout the United States (excluding Hawaii). Substantially all of Toyota Motor Sales,
U.S.A., Inc.'s products are purchased from Toyota Motor Corporation, the indirect parent of Toyota Motor Sales, U.S.A., Inc. or its affiliates.

    TMCC was incorporated in California on October 4, 1982, and began operations in May 1983. Our principal executive offices are located in the Toyota Motor Sales, U.S.A., Inc. headquarters complex at 19001 South Western Avenue, Torrance, California 90509, and our telephone number is (310) 787-1310.

    In this prospectus, "TMCC", "we", "us" and "our" refer specifically to Toyota Motor Credit Corporation. TMCC is the issuer of all the debt securities offered under this prospectus.

    If you want to find out more information about us, please see the sections in this prospectus entitled "Where You Can Find More Information" and "Incorporation of Information Filed with the SEC."

                                USE OF PROCEEDS

    We intend to use the net proceeds from the sale of the debt securities for general corporate purposes, the purchase of earning assets and the retirement of debt. We may use the net proceeds initially to reduce short-term borrowings or invest in short-term securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth TMCC's ratio of earnings to fixed charges for the periods shown:

                                                                      FISCAL YEAR ENDED
                                                                        SEPTEMBER 30,
                                                     ----------------------------------------------------
                                                       1999       1998       1997       1996       1995
                                                     --------   --------   --------   --------   --------
RATIO OF EARNINGS TO FIXED
 CHARGES(1)........................................   1.24x      1.25x      1.31x      1.32x      1.42x

------------------------

(1) We computed the ratio of earnings to fixed charges by dividing (i) the sum of income before income taxes and fixed charges by (ii) fixed charges. Fixed charges consist primarily of interest expense net of the effect of noninterest-bearing advances. As of September 30, 1999, TMCC has guaranteed payments of principal and interest on $155.5 million principal amount of bonds issued in connection with the manufacturing facilities of certain of its affiliates. In addition, TMCC has authorized a guarantee of up to $50 million in principal amount of the debt of a corporation partially owned by TMCC, of which $40 million has been guaranteed as of September 30, 1999. TMCC has not incurred any fixed charges in connection with these guarantees and no amount is included in any ratio of earnings to fixed charges.

                         DESCRIPTION OF DEBT SECURITIES

    The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities. The particular terms of debt securities offered by TMCC (the "Offered Debt Securities"), and the extent to which these general provisions may apply to the Offered Debt Securities, will be described in a prospectus supplement relating to the Offered Debt Securities. If the terms of particular Offered Debt Securities described in a prospectus supplement are different from those described in this prospectus, you should rely on the information in the supplement.

    The debt securities will be issued under an indenture, dated as of August 1, 1991, as amended by a first supplemental indenture dated as of October 1, 1991 (together, the "Indenture"), between TMCC and the trustee for one or more series of debt securities designated in the applicable prospectus supplement or prospectus supplements (the "Trustee"). The following is a summary of certain provisions of the debt securities and of the Indenture and does not contain all of the information which may be important to you. You should read all provisions of the Indenture carefully, including the definitions of certain terms, before you decide to invest in the debt securities. If we refer to particular sections or defined terms of the Indenture, we mean to incorporate by reference those sections or defined terms of the Indenture. Capitalized terms used but not defined in this prospectus have the meanings given to them in the Indenture. A copy of the Indenture is an exhibit to the registration statement relating to the debt securities which includes this prospectus. See "Where You Can Find More Information."

    THE DEBT SECURITIES WILL BE OBLIGATIONS SOLELY OF TMCC AND WILL NOT BE OBLIGATIONS OF, OR DIRECTLY OR INDIRECTLY GUARANTEED BY, TOYOTA MOTOR SALES, U.S.A., INC., TOYOTA MOTOR CORPORATION OR ANY OF THEIR AFFILIATES.

GENERAL

    The Indenture does not limit the total principal amount of debt securities that we may issue under the Indenture. We may issue debt securities from time to time in one or more series, with the same or various maturities, at par, at a premium or with original issue discount up to the aggregate principal amount from time to time authorized by TMCC for each series. As of the date of this prospectus, TMCC has authorized the issuance under the Indenture of up to $17,100,000,000 aggregate principal amount of debt securities or its equivalent in foreign currencies, based on the applicable exchange rate at the time of the offering. In addition, for purposes of calculating this limitation, we will use the initial offering price of debt securities sold at a discount to their face amount and the face amount of debt securities sold at a premium to their face amount. As of the date of this prospectus, approximately $12,478,940,000 aggregate principal amount has previously been issued under the Indenture.

    The debt securities will be unsecured general obligations of TMCC and will rank equally with our other unsecured and unsubordinated indebtedness from time to time outstanding.

    The applicable prospectus supplement will describe the terms of the Offered Debt Securities, including:

    - the aggregate principal amount and denominations;

    - the maturity date;

    - the principal amount payable whether at maturity or upon earlier acceleration, whether the principal amount will be determined with reference to an index, formula or other method, and the date or dates on which we agree to pay principal if other than on the maturity date;

    - the rate or rates per annum (which may be fixed or variable) at which we agree to pay interest and, if applicable, the method used to determine the rate or rates of interest;

    - the dates on which we agree to pay interest;

    - the place of transfer or payment for the debt securities, and the method of payment;

    - the provisions for redemption or repayment, if any, including the redemption and/or repayment price or prices and any remarketing arrangements;

    - the sinking fund requirements or amortization provisions, if any;

    - whether the debt securities are denominated or provide for payment in U.S. dollars or a foreign currency;

    - the form (registered or bearer or both) in which the debt securities may be issued and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of debt securities in either form;

    - if TMCC will pay any Additional Amounts relating to debt securities held by a person who is not a U.S. person in respect of specified taxes, assessments or other governmental charges, under what circumstances TMCC will pay Additional Amounts and whether TMCC has the option to redeem the affected debt securities rather than pay the Additional Amounts;

    - whether the debt securities will be issued in whole or in part in the form of one or more global securities and, in that case, the Depository for the global securities;

    - the title of the debt securities, the series of which the debt securities will be a part and the Trustee with respect to the debt securities; and

    - any other terms.

    Please see the accompanying prospectus supplement you have received or will receive for the terms of the specific Offered Debt Securities. TMCC may deliver this prospectus before or together with the delivery of a prospectus supplement.

    The variable terms of debt securities are subject to change from time to time, but no change will affect any debt security already issued or as to which an offer to purchase has been accepted by TMCC.

    TMCC may issue debt securities with terms different from those of debt securities previously issued and may "reopen" a previous issue or a series of debt securities and issue additional debt securities of that issue or series.

    You should be aware that special U.S. federal income tax, accounting and other considerations may apply to the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations if they apply.

PAYMENT AND PAYING AGENTS

    Payment of principal of and premium and interest, if any, on debt securities will be made at the office of the Paying Agent or Paying Agents as TMCC may designate from time to time. However, at TMCC's option, TMCC may pay interest:

    - by check mailed to the address of the person entitled to the payment as the address appears in the Security Register; or

    - by wire transfer to an account maintained by the person entitled to the payment as specified in the Security Register.

    Payment of any interest on debt securities will be made to the person in whose name the debt security is registered at the close of business on the Regular Record Date for that interest.

    TMCC will designate the Trustee for the debt securities of the related series, acting through its Corporate Trust Office, as TMCC's sole Paying Agent for payments with respect to debt securities of the series. TMCC may at any time:

    - designate additional Paying Agents; or

    - rescind the designation of any Paying Agent; or

    - approve a change in the office through which any Paying Agent acts.

    However, TMCC will be required to maintain a Paying Agent in each Place of Payment for a series of debt securities. All moneys paid by TMCC to a Paying Agent for the payment of principal of or premium or interest, if any, on any debt security which remain unclaimed at the end of one year after the principal, premium or interest has become due and payable will be repaid to TMCC, and the Holder of such debt security or any coupon will thereafter look only to TMCC for payment of those amounts.

GLOBAL SECURITIES

    The debt securities of a series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a Depository, which will be identified in an applicable prospectus supplement. A global debt security may be issued in either registered or bearer form and in either temporary or permanent form. A debt security in global form may not be transferred except as a whole by the Depository for the debt security to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any nominee to a successor of the Depository or a nominee of the successor. If any debt securities of a series are issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in the global debt security may exchange their interests for definitive debt securities of the series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of, premium and interest, if any, on the global debt security and the material terms of the depository arrangement with respect to the global debt security.

CERTAIN COVENANTS

    The debt securities will not be secured by mortgage, pledge or other lien. TMCC has agreed in the Indenture not to pledge or otherwise subject to any lien any property or assets of TMCC unless the debt securities are secured by the pledge or lien equally and ratably with all other obligations secured thereby so long as such obligations shall be so secured; provided, however, that such covenant does not apply to liens securing obligations which do not in the aggregate at any one time outstanding exceed 5% of Consolidated Net Tangible Assets (as defined below) of TMCC and its consolidated subsidiaries and also does not apply to:

    - the pledge of any assets of TMCC to secure any financing by TMCC of the exporting of goods to or between, or the marketing thereof in, countries other than the United States in connection with which TMCC reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables for the purpose of securing banking accommodations or as the basis for the issuance of bankers' acceptances or in aid of other similar borrowing arrangements;

    - the pledge of receivables payable in currencies other than United States dollars to secure borrowings in countries other than the United States;

    - any deposit of assets of TMCC with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by TMCC from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against TMCC or in favor of any governmental bodies to secure progress, advance or other payments in the ordinary course of TMCC's business;

    - any lien or charge on any property of TMCC, tangible or intangible, real or personal, existing at the time of acquisition or construction of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase or construction price thereof or to secure any indebtedness incurred prior to, at the time of, or within one year after, the acquisition or completion of construction thereof for the purpose of financing all or any part of the purchase or construction price thereof;

    - any lien in favor of the United States of America or any state thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute;

    - any lien securing the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money, obtaining of advances or credit or the securing of debt, if made and continuing in the ordinary course of business;

    - any lien to secure non-recourse obligations in connection with TMCC's engaging in leveraged or single-investor lease transactions; and

    - any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the clauses above, provided, however, that the amount of any and all obligations and indebtedness secured thereby will not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement, and that such extension, renewal or replacement will be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

    "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting:

    - all current liabilities; and

    - all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles of TMCC and its consolidated subsidiaries, all as set forth on the most recent balance sheet of TMCC and its consolidated subsidiaries prepared in accordance with generally accepted accounting principles as practiced in the United States.

SUCCESSOR CORPORATION

    The Indenture provides that TMCC may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, provided, that:

    - either TMCC shall be the continuing corporation, or the successor corporation shall be a corporation organized and existing under the laws of the United States or any state thereof and shall expressly assume, by a supplemental indenture, executed and delivered to each Trustee, in form satisfactory to each Trustee, all of the obligations of TMCC under the debt securities and the Indenture; and

    - TMCC or the successor corporation, as applicable, shall not, immediately after such merger or consolidation, or such sale, lease or conveyance, be in default in the performance of any obligations under the Indenture.

Subject to certain limitations in the Indenture, a Trustee may receive from TMCC an officer's certificate and an opinion of counsel as conclusive evidence that any such consolidation, merger, sale, lease or conveyance, and any such assumption, complies with the provisions of the Indenture.

SUPPLEMENTAL INDENTURES

    Supplemental indentures may be entered into by TMCC and the appropriate Trustee with the consent of the Holders of 66 2/3% in principal amount of any series of outstanding debt securities, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of each such series affected by such modification or amendment. However, no supplemental indenture may, among other things, without the consent of each Holder of any debt security affected:

    - reduce the principal amount of or interest on any debt security;

    - change the maturity date of the principal, the interest payment dates or other terms of payment of any debt security; or

    - reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose Holders is necessary to modify or amend the Indenture.

    Under certain circumstances, supplemental indentures may also be entered into without the consent of the Holders.

EVENTS OF DEFAULT

    The Indenture defines an Event of Default with respect to any series of debt securities as being any one of the following events with respect to that series:

    - default in the payment of principal, when due;

    - default in the payment of any interest when due and continuation of the default for 30 days;

    - default in the deposit of any sinking fund payment when due;

    - default in the performance or breach of any of TMCC's obligations or warranties under the Indenture (other than an obligation or warranty included in the Indenture which is not for the benefit of that particular series of debt securities) which continues for 60 days after written notice;

    - certain events of bankruptcy, insolvency or reorganization of TMCC; and

    - any other Event of Default provided with respect to debt securities of that series.

    No Event of Default with respect to a particular series of debt securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of debt securities. If an Event of Default occurs and is continuing, the appropriate Trustee or the Holders of at least 25% in aggregate principal amount of debt securities of each series affected by the Event of Default may declare the debt securities of that series to be due and payable.

    Any past default with respect to a particular series of debt securities may be waived by the Holders of a majority in aggregate principal amount of the outstanding debt securities of that series, except a default:

    - in the payment of principal of, premium, or interest for which payment had not been subsequently made; or

    - in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding debt security of that series.

    TMCC will be required to file with each Trustee annually an officer's certificate as to the absence of certain defaults. The appropriate Trustee may withhold notice to Holders of any series of debt securities of any default with respect to that series (except in payment of principal, premium, if any, or interest) if it in good faith determines that it is in the interest of such Holders to do so.

    Subject to the provisions of the Indenture relating to the duties of a Trustee in case an Event of Default shall occur and be continuing, a Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless the Holders have offered to the Trustee reasonable indemnity or security against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to provisions in the Indenture for the indemnification of a Trustee and to certain other limitations, the Holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the appropriate Trustee, or exercising any trust or power conferred on the Trustee with respect to the debt securities of the series.

SATISFACTION AND DISCHARGE OF THE INDENTURE

    The Indenture will be discharged with respect to the debt securities of any series upon the satisfaction of certain conditions, including the following:

    - payment in full of the principal of, and premium, if any, and interest on all of the debt securities of that series; or

    - the deposit with the appropriate Trustee of an amount in cash or United States government obligations sufficient for such payment or redemption, in accordance with the Indenture.

TERMINATION

    TMCC may terminate certain of its obligations under the Indenture with respect to the debt securities of any series, including its obligations to comply with the restrictive covenants set forth in the Indenture (see "Certain Covenants") with respect to the debt securities of that series, on the terms and subject to the conditions contained in the Indenture, by depositing in trust with the appropriate Trustee cash or United States government obligations sufficient to pay the principal of, and premium, if any, and interest on the debt securities of the series to their maturity in accordance with the terms of the Indenture and the debt securities of the series. In that event, the appropriate Trustee will receive an opinion of counsel stating that the deposit and termination will not have any federal income tax consequences to the Holders.

THE TRUSTEES

    The Indenture contains certain limitations on the right of a Trustee, should it become a creditor of TMCC, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. A Trustee is permitted to engage in other transactions with TMCC; provided, however, that if a Trustee acquires any conflicting interest it must eliminate that conflict or resign.

    The Indenture provides that, in case an Event of Default has occurred and is continuing, a Trustee is required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs in the exercise of its powers.

GOVERNING LAW

    The Indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

                              PLAN OF DISTRIBUTION

    TMCC may sell the debt securities:

    - through agents;

    - to or through dealers;

    - to or through underwriters; or

    - directly to purchasers.

    A prospectus supplement for the specific debt securities will contain the names of any agents, underwriters or dealers, and any applicable commissions or discounts.

    The debt securities may be sold to underwriters for their own account and may be resold to the public from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. A prospectus supplement will set forth any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

    The debt securities may be sold directly by TMCC, or through agents designated by TMCC from time to time. A prospectus supplement will set forth any commission payable by TMCC to an agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

    The net proceeds to TMCC from the sale of the debt securities will be the purchase price of the debt securities less any discounts or commissions and the other attributable expenses of issuance and distribution.

    TMCC has agreed to indemnify underwriters and agents against certain civil liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the underwriters or agents may be required to make.

                                 LEGAL MATTERS

    Alan Cohen, Esq., General Counsel of TMCC, will pass upon the validity of the debt securities offered by this prospectus. O'Melveny & Myers LLP will act as counsel for the underwriters, dealers or agents, if any.

                                    EXPERTS

    The consolidated financial statements incorporated in this prospectus by reference to the annual report on Form 10-K of TMCC for the year ended September 30, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                Y50,000,000,000

                                     [LOGO]

                        TOYOTA MOTOR CREDIT CORPORATION

                             0.625% NOTES DUE 2003

                                ---------------

                             PROSPECTUS SUPPLEMENT

                               ------------------

                        NIKKO SALOMONSMITHBARNEY EUROPE
                               NOMURA SECURITIES

                                 DEUTSCHE BANK

                          GOLDMAN SACHS INTERNATIONAL

                             KOKUSAI EUROPE LIMITED

                          MERRILL LYNCH INTERNATIONAL

                       TOKYO-MITSUBISHI INTERNATIONAL PLC

                                  UBS WARBURG

                                  May 11, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------